EXHIBIT 14.3

Onstream Media Corporation

Audit Committee Charter

INTRODUCTION AND PURPOSE

The primary function of the Audit Committee (the “Committee”) is to assist the Board of Directors (the “Board”) in fulfilling its oversight responsibilities by reviewing (a) financial reporting and public disclosure activities of Onstream Media Corporation (the “Company”), (b) the Company's internal controls regarding finance and accounting, (c) the Company's auditing, accounting and financial reporting processes generally and (d) Company management's identification and control of key business and financial risks, as well as ensuring the Company’s independent accountants are ultimately accountable to the Board and the Committee.

COMPOSITION

The Committee shall be comprised of a minimum of two independent directors as appointed by the Board, who shall meet the independence and audit committee composition requirements under any rules or regulations of the Securities and Exchange Commission and/or the primary market where the Company’s common shares are traded, as in effect from time to time, and shall be free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. Members of the Committee will be considered independent if they have no relationship to the Company that may interfere with the exercise of their independence from the Company and/or its management. At least one member of the Committee shall have employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board and shall serve until their successors shall be duly elected and qualified. Unless a Chair is elected by the Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

MEETINGS

The Committee will have four regularly scheduled meetings each fiscal year. In addition, the Committee will meet at other times if deemed necessary to completely discharge its duties and responsibilities as outlined in this charter.

RESPONSIBILITIES

The responsibilities of the Committee shall include:

1.             Reviewing this Charter on an annual basis and updating it as conditions dictate.

2.             Ensuring that the independent accountants submit a formal written statement regarding relationships and services which may affect objectivity and independence, for discussing any relevant matters with the independent accountants and for recommending that the full Board take appropriate action to address the independence of the accountant.

3.             Nominating and recommending to the Board the selection or replacement of the independent accountants, taking into consideration independence and effectiveness.

4.             Reviewing the plan for the audit and related services.

5.             Reviewing quarterly review and annual audit results and financial statements.

6.             Overseeing the adequacy and effectiveness of the Company's system of internal accounting controls, including obtaining from the independent accountants management letters or summaries on such internal accounting controls.

7.             Overseeing compliance with SEC requirements for disclosure of independent accountants’ services and Committee members and activities.

8.             Reviewing any significant risks the Company is exposed to and evaluating Company management's plan to manage these uncertainties.

9.             Reporting Committee actions to the Board, with such recommendations as the Committee deems appropriate.

In addition to the above responsibilities, the Committee will undertake such other duties as the Board delegates to it.

REPORTING REQUIREMENTS

The Chair will update the Board regarding the significant items of discussion at each Committee meeting. Additional reports on matters of special interest will be submitted by the Committee to the Board as appropriate. In addition to Committee communication with the Board, the following information will be reported to the Company’s shareholders in the annual proxy statement or Form 10-K: (a) confirmation that the Company has a formal, documented audit committee charter; and (b) the full text of the audit committee charter at least once every three years and after any significant modification is approved by the Board.